Exhibit 10.12

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT, INCLUDING AGREEMENT TO

ARBITRATE, NONCOMPETITION AGREEMENT AND

NONDISCLOSURE AGREEMENT

This Agreement is made and entered into on September     , 2006 (effective as of May 19, 2006), by and between Charles D. Beery (“Employee”) and Heeling Sports Limited, a Texas limited partnership (the “Company”).

R E C I T A L S

A.            Employee is currently serving as Senior Vice President – Global Sales of the Company pursuant to an Employment Agreement dated as of November 23, 2005 (the “Prior Agreement”).

B.            Employee and the Company want to amend and restate the Prior Agreement in its entirety.

C.            In the course of Employee’s employment with the Company, Employee has and will continue to gain access to Confidential Information, as hereinafter defined, relating to the business of the Company.

D.            Company and Employee desire a speedy, economical and impartial dispute resolution procedure.

E.             Employee’s performance of services to the Company may result in Discoveries, as hereinafter defined.

F.             The parties hereto desire to enter into this Agreement in order to amend and restate the Prior Agreement and to set forth the respective rights, limitations and obligations of both the Company and Employee with respect to Employee’s employment with the Company, the Confidential Information, the Discoveries, arbitration and the other matters set forth herein.

NOW, THEREFORE, in consideration of the employment of Employee by the Company, the compensation paid to Employee, and the Company continuing to provide Confidential Information to Employee, as well as the other mutual promises hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             EMPLOYMENT. The Company agrees to continue to employ Employee and Employee hereby accepts such continued employment from the Company upon the terms and conditions set forth in this Agreement for the period which begins on the date hereof and continuing through December 31, 2008 (“Employment Period”) which shall be automatically renewable in one year increments at the end of such period and each anniversary date thereafter, unless terminated by either party in writing at least 90 days prior to the end of such term or terminated earlier in accordance with Section 5 hereof.

2.             SERVICES. During the Employment Period, Employee will render the services to the Company as Senior Vice President – Global Sales and/or such other position as agreed to by the Board of Directors and Employee. Employee covenants that he will devote his best efforts, knowledge, skill and entire productive time and attention (except for vacation or other leave periods) to the business of the Company and will faithfully and diligently carry out such duties and have such responsibilities as are customary for persons employed in a substantially similar capacity for similar companies. Employee shall also use his best efforts to initiate, preserve and maintain the favorable relationships of the Company with its customers, suppliers and stockholders. During the Employment Period, Employee shall not render services of a business, professional or commercial nature to any other entity or person without the written consent of the board of directors (the “Board of Directors”) of Heelys, Inc., successor by merger to Heeling, Inc. and the owner of all of the equity interests of the Company (the “Parent”), which consent may be withheld in the Board of Director’s sole discretion. Employee will report to the Board of Directors and shall faithfully and diligently comply with all reasonable and lawful directives.

3.             ADHERENCE TO COMPANY RULES. Employee, at all times during the performance of this Agreement, shall adhere to and obey all of the Company’s rules, regulations and policies which are now in effect, or as subsequently adopted or modified by the Company which govern the operation of the Company’s business and the conduct of employees of the Company.

4.             COMPENSATION.

a.             Salary and Bonus. During the Employment Period, the Company will pay Employee the compensation set forth in Exhibit 1 hereto. Employee’s compensation shall be reviewed annually by the compensation committee of the Board of Directors, but may not be reduced below the amount set forth in Exhibit 1 hereto. Employee’s compensation will be payable in accordance with the Company’s customary payroll practices.

b.             Benefits. During the Employment Period, Employee shall be entitled to the Benefits as set forth on Exhibit 1 hereto. Notwithstanding anything in this Section 4(b) to the contrary, all Benefit obligations are subject to guidance issued by the U.S. Department of Treasury under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent required, the Company may modify the Benefits provided under this Section 4(b) to comply with such guidance; provided, however, that the aggregate value of Benefits provided to Employee after such modification shall not be less than the aggregate value of the Benefits provided to him prior to the modification.

5.             TERMINATION. Employee’s employment with the Company will continue throughout the Employment Period unless earlier terminated pursuant to any of the following provisions:

a.             Termination by the Company for Cause. The Company shall have the right to immediately terminate Employee’s employment at any time for any of the following reasons (each of which is referred to herein as “Cause”) by giving Employee written notice of termination (the effective date of which may be the date of such notice):

(i)            willful breach by Employee of any provision of this Agreement and failure to cure such breach (to the extent practicable) within 15 days after the date he is given written notice thereof by the Company;

(ii)           any willful act by Employee of fraud or dishonesty, including but not limited to stealing or falsification of Company records, with respect to any aspect of the Company’s business;

(iii)          knowing violation of state, federal or international laws applicable to the Company;

(iv)          drug or alcohol use of Employee in violation of Company policy or that materially impedes Employee’s job performance or brings Employee or Employer into disrepute in the community;

(v)           substantial failure by Employee to perform any specific directive of the Board of Directors after 30 days notice of such failure and explanation of such failure of performance;

(vi)          willful (x) misappropriation of funds or of any corporate opportunity or (y) acts disloyal to the Company;

(vii)         conviction of Employee of a felony, or of a crime that the Company, in its sole discretion, determines involves a subject matter which may reflect negatively on the Company’s reputation or business (or a plea of nolo contendere thereto);

(viii)        acts by Employee attempting to secure or securing any personal profit not fully disclosed to and approved by the Board of Directors of the Company in connection with any transaction entered into on behalf of the Company;

(ix)           gross, willful or wanton negligence, or conduct which constitutes a breach of any fiduciary duty owed to the Company by Employee;

(x)            conduct on the part of Employee, even if not in connection with the performance of his duties contemplated under this Agreement, that could result in serious prejudice to the interests of the Company, and Employee fails to cease such conduct immediately within 30 days of receipt of notice to cease such conduct;

(xi)           voluntary termination initiated by Employee; or

(xii)          acceptance of employment with any other employer.

If the Company terminates Employee’s employment for any of the reasons set forth above, the Company shall have no further obligations hereunder from and after the effective date of termination except for the payment of Employee’s salary and accrued vacation time earned through the date of termination promptly after such termination and the Company shall have all other rights and remedies available under this or any other agreement and at law or in equity. But if Employee is terminated for Cause under Section 5(a)(xi), Company shall also pay Employee any commissions payable on bona fide purchase orders received by Company prior to the date of termination, and such commissions will be paid when otherwise payable had Employee continued as an employee of the Company.

b.             Termination Upon Death or Disability. If Employee shall die or become disabled during the Employment Period, Employee’s employment hereunder shall terminate (such termination being treated for purposes of this Agreement as if Employee had not been terminated for “Cause” pursuant to subsection (a) above) and the Company shall pay to Employee or his estate, as applicable, (i) any compensation (including accrued vacation time, a pro-rated bonus under the Company’s Bonus Plan through the date of death or disability and any commissions payable on bona fide purchase orders received by Company prior to the date of death or disability) due that would otherwise have been payable through the date of death or disability promptly after the death or disability (but the pro-rated bonus and the commissions will be paid when otherwise payable had he continued as an employee of the Company) and (ii) an amount equal to one times the Employee’s annual base salary which amount shall be payable in cash in 12 equal monthly payments commencing with the month following the month of his death or disability and shall be paid when otherwise payable had he continued as an Employee. For purposes of this Agreement, Employee shall become “disabled” if (A) he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) he is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

c.             Termination Without Cause. The Company shall have the right to terminate Employee’s employment Without Cause at any time. Upon termination, the Company shall pay to Employee (i) any compensation (including accrued vacation time, a pro-rated bonus under the Company’s Bonus Plan through the date of termination Without Cause and any commissions payable on bona fide purchase orders received by Company prior to the date of termination Without Cause) due that would otherwise have been payable through the date of termination Without Cause promptly after the date of termination Without Cause (but the pro-rated bonus and the commissions will be paid when otherwise payable had he continued as an employee of the Company) and (ii) one year’s base salary plus, if Employee has completed more than five years of service, including service as a member of the Board of Directors, an additional amount equal to his monthly base salary for each year of completed service in excess of five years which shall be paid in 12 equal monthly payments commencing with the month following the month in which his employment is terminated Without Cause and shall be paid when otherwise payable had he continued as an Employee and the Company shall have no further obligations to Employee under this Agreement. If Employee is a Specified Employee on the date his employment is terminated Without Cause, the monthly payments under Section 5(c)(ii) shall not commence until the first month next following the six-month anniversary of the date his employment so terminated. For purposes of this Agreement, an Employee shall be considered a “Specified Employee” as provided in Code §409A and the Treasury regulations promulgated thereunder. If Employee dies after his employment is terminated Without Cause and before his receipt of all salary continuation payments due Employee under this Section 5(c), the balance shall be paid to his estate in the same manner and at the same time as specified in this Section 5(c). During the required period of continuation coverage within the meaning of Code §4980B(f)(2)(B)(i)(I), Employee shall be reimbursed by the Company within five days of each payment by Employee of the monthly premium payable to continue coverage of Employee and his dependents under the Company’s group health plan or plans following the date his employment is terminated Without Cause in an amount equal to the amount of that monthly premium payable by Employee for such continuation coverage. Termination “Without Cause” means the termination of Employee’s employment either (i) by the Company for a reason other than for Cause or (ii) by the Company or Employee resulting from a “Change of Control.”  For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events:  (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the

Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing (1) 50% or more of the combined voting power of the Parent’s then outstanding securities prior to a “Qualified Public Offering” (which, for purposes of this Agreement, means the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of the Parent’s common stock for the account of the Parent in which the aggregate net proceeds to the Parent equals or exceeds $20 million) or (2) 25% or more of the combined voting power of the Parent’s then outstanding securities after a Qualified Public Offering; (B) any change or changes in the composition of the Parent’s Board of Directors within a two-year period as a result of which less than a majority of the directors are (1) persons who were directors at the beginning of that two-year period or (2) persons who were elected or nominated for election as directors with the affirmative vote or consent of at least a majority of the incumbent directors at the time of that election or nomination, but not including any person whose election or nomination was or is in connection with an actual or threatened proxy contest regarding the election of the Parent’s directors; (C) the Parent is merged or consolidated with another corporation or other entity (other than one or more Permitted Holders or any entity controlled by one or more Permitted Holders) and, as a result of the merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation or other entity, as the case may be, are “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, immediately after the merger or consolidation by persons who or which beneficially owned the outstanding voting securities of the Parent immediately before the merger or consolidation; or (D) the Parent transfers, sells or otherwise disposes of all or substantially all of its assets to another corporation or other entity which is not an affiliate of the Parent. “Permitted Holders” means Capital Southwest Venture Corporation and its affiliates and Roger R. Adams and his affiliates. For purposes of this Agreement, any termination of Employee’s employment by the Company which occurs within 12 months following such Change of Control shall be conclusively presumed to have resulted from such Change of Control unless the Company demonstrates to an arbitrator, or Employee agrees, that the termination was with Cause. Should the Company fail to comply in a material respect with this Agreement, and such failure is not cured (if practicable) within 30 days after the Company is given written notice of such noncompliance, Employee may resign and receive the benefits of this Section 5(c). If, whether before or after a Change of Control, without Employee’s consent the Company reduces the Employee’s base salary or “Target” amount for purposes of the Company’s Bonus Plan, materially changes his title, reduces the scope of the assigned work responsibilities, or relocates its offices in excess of 50 miles from the address set forth herein, Employee shall be deemed to have been constructively terminated Without Cause.

d.             Limitation on Payments. If any severance payment or other benefits received or to be received by Employee under Section 5(c) of this Agreement or any other of the Total Severance Benefits constitute “parachute payments” within the meaning of Code §280G and would be subject to the excise tax imposed by Code §4999 (the “Excise Tax”), then Employee’s payments and benefits under Section 5(c) of this Agreement shall be either

(i)            paid in full, or

(ii)           paid as to such lesser extent which would result in no portion of such payments or benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income and payroll taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of Total Severance Benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax under Section 4999 of the Code. For purposes of this Agreement, “Total Severance Benefits” means the severance payments and benefits under Section 5(c) of this Agreement and all other payments and benefits received or to be received by Employee under this Agreement and all payments and benefits (if any) to which Employee may be entitled under any plan, agreement or otherwise upon or as the result of a Change of Control or the termination of his employment with the Company, or both. This Section 5(d) is not intended to prevent and shall not result in the prevention of the acceleration and full vesting of any outstanding stock option held by Employee. Any determination required under this Section 5(d) shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5(d), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code §§280G and 4999. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5(d). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5(d).

6.             NONDISCLOSURE. Employee acknowledges that during the course of his employment by the Company, the Company and its affiliates have provided and will provide, and the Employee has acquired and will acquire, technical knowledge with respect to the Company’s and its affiliates’ business operations, including, by way of illustration, the Company’s and its affiliates’ existing and contemplated product line, trade secrets, compilations, business and financial methods or practices, plans, pricing, marketing, merchandising and selling techniques and information, customer lists, supplier lists and confidential information relating to the Company’s and its affiliates’ policies and/or business strategy (all of such information herein referenced to as the “Confidential Information”). The protection of the Confidential Information against unauthorized disclosure or use is of critical importance to the Company. Employee agrees that Employee will not, during the Employment Period, divulge to any person, directly or indirectly, except to the Company or its officers and agents or as reasonably required in connection with Employee’s duties on behalf of the Company, or use, except on behalf of the Company, any Confidential Information acquired by the Employee during the Employment Period. Employee agrees that Employee will not, for a period of three years after the Employment Period has ended, use or divulge to any person directly or indirectly any Confidential Information, or use any Confidential Information in subsequent employment.

7.             RETURN OF DOCUMENTS. Employee’s relationship with the Company is terminated (for whatever reason), Employee shall not take with Employee, but will leave with the Company, all work product, records, files, memoranda, reports, price lists, customer lists, supplier lists, documents and other information, in whatever form (including on computer disc), and any copies thereof, relating to the Confidential Information or if such items are not on the premises of the Company, Employee agrees to return such items immediately upon Employee’s termination). Employee acknowledges that all such items are and remain the property of the Company.

8.             DISCOVERIES. Employee will promptly and freely disclose to the Company, in writing, any and all ideas, conceptions, inventions, improvements and discoveries (collectively, “Discoveries”), whether patentable or not, that are conceived or made by Employee, solely or jointly with another, during the Employment Period, and that relate to the business or activities of, or the products sold by, the Company. Employee hereby assigns to the Company all of Employee’s interest in any such Discoveries. Upon the request of the Company, whether during or after the Employment Period, Employee will execute any and all applications, assignments and other instruments that the Company shall, in its sole discretion, deem necessary to apply for and obtain protection, including, without limitation, patent protection, for the Discoveries in all countries of the world. The obligations of the parties under this Section 8 shall survive the termination of this Agreement.

9.             COPYRIGHT. If, during the Employment Period, Employee creates any original work of authorship fixed in any tangible medium of expression, which is the subject matter of copyright, including, without limitation, video tapes, written presentations, computer programs, drawings, models, manuals, brochures and the like, that relate to the Company’s business, products sold or services, whether such work is created solely by Employee or jointly with others, the Company shall be deemed to be the author of such work if the work is prepared by Employee within the scope of Employee’s employment; or if the work is not prepared by Employee within the scope of Employee’s employment, but is specially ordered by the Company, including, without limitation, as a contribution to a collective work, or as a part of an audio-visual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, or is created using any resources or property of the Company, the work shall be considered a work made for hire, and the Company shall be the author of the work. If such work is neither prepared by Employee within the scope of employment, nor as a work made for hire, Employee hereby assigns to the Company all of Employee’s world-wide right, title and interest in and to such work and all rights of copyright therein. Employee agrees to, upon the request of the Company, whether during or after the period of Employee’s employment by the Company, assist the Company in the protection of the Company’s world-wide right, title and interest in and to the work and all rights of copyright therein, including, without limitation, the execution of all formal assignment documents requested by the Company, and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries. The obligations of the parties under this Section 9 shall survive the termination of this Agreement.

10.          NO EXCLUSIONS. Employee hereby represents that Employee has not heretofore made any Discoveries or prepared any work which is the subject of copyrights that Employee wishes to exclude from the provisions of Sections 8 and 9 above.

11.          NONCOMPETITION. The business of the Company is relatively unique and Employee acknowledges that he is being provided and will continue to be provided by the Company with significant information, trade secrets and opportunities, which are confidential and proprietary in nature. Employee further acknowledges that such information and opportunities would have significant value to any current or prospective competitor of the Company. In recognition of the Company’s agreement to provide to Employee such information and opportunities, of the need to fully protect such information and opportunities from unauthorized disclosure or use, and in consideration of the numerous mutual promises contained in this Agreement between the Company and the Employee, including, without limitation, those involving Confidential Information, compensation, termination and arbitration, and in order to protect the Company’s Confidential Information and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of the Company,  during the Employment Period and for an additional period of one year immediately following the Employment Period (the “Noncompetition Term”), Employee will not, directly or indirectly, either through any form of ownership or as a director, officer, principal, agent, employee, employer, adviser, consultant, shareholder, partner, or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person, firm, corporation, governmental or private entity, or any other entity of whatever kind, without the prior written consent of the Company (which consent may be withheld in its sole discretion), compete with the Company or its affiliates, in North and South America, Mexico, Western and Eastern Europe, the Middle East, and the Far East including Japan, Malaysia, South Korea, China, Taiwan or Asia (“Noncompetition Territory”) in any business activity of the Company existing or contemplated as of, or conducted or contemplated by the Company prior to, the date of this Agreement, and/or during the Employment Period. Any such acts during the Noncompetition Term in the Non-competition Territory shall be considered breaches and violations of this Agreement. Additionally, during the Noncompetition Term, Employee shall not directly or indirectly request or advise any customer or supplier of the Company to withdraw, curtail or cancel its business activities with the Company.

If, during any period within the Noncompetition Term, Employee is not in compliance with the terms of this Section 11, the Company shall be entitled to, among other remedies, seek compliance by Employee with the terms of this Section 11 for an additional period equal to the period of such noncompliance. For purposes of this Agreement, the term “Noncompetition Term” shall also include this additional period. Employee hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 11 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Company, given the unique and worldwide nature of the Internet and electronic commerce.

This Section 11 shall survive the termination of Employee’s employment and can only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this provision.

12.          NO INTERFERENCE WITH EMPLOYEES. During the Noncompetition Term, without the consent of the Board of Directors, neither Employee nor any individual, partners, limited partnership, corporation or other entity or business with which Employee is in any way affiliated, including, without limitation, any partner, limited partner, director, officer, shareholder or employee of any such entity or business, will (i) request, induce or attempt to influence, directly or indirectly, any employee of the Company to terminate his employment with the Company or (ii) employ any person who as of the date hereof was, or after such date is or was, an employee of the Company.

13.          REFORMATION OF SECTIONS 11 AND 12. The Company and Employee agree and stipulate that the agreements and covenants not to compete contained in Sections 11 and 12 hereof are fair and reasonable in light of all of the facts and circumstances of the relationship between Employee and the Company; however, Employee and the Company are aware that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of, and not in derogation of the provisions of Sections 11 and 12, that in the event a court should decline to enforce the provisions of Sections 11 and/or 12, Sections 11 and/or 12, as applicable, shall be deemed to be modified or reformed to restrict Employee’s competition with the Company or its affiliates to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, in no event shall the provisions of Sections 11 and/or 12, as applicable, be deemed to be more restrictive to Employee than those contained herein.

14.          INJUNCTIVE RELIEF. Employee acknowledges that breach of any of the agreements contained herein, including, without limitation, any of the noncompetition and confidentiality covenants specified in Sections 6 through 12, will give rise to irreparable injury to the Company, inadequately compensable in damages. Accordingly, notwithstanding Section 15 below, the Company shall be entitled, without the posting of any bond, to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies which may be available. Employee further acknowledges and agrees that in the event of the termination of this Agreement, his experience and capabilities are such that he can obtain employment in business activities which are of a different or noncompeting nature with his activities as an employee of the Company; and that the enforcement of a remedy hereunder by way of injunction shall not prevent Employee from earning a reasonable livelihood. Employee further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content.

15.          MUTUAL AGREEMENT TO ARBITRATE. COMPANY AND EMPLOYEE RECOGNIZE THAT DIFFERENCES MAY ARISE BETWEEN THEM. THROUGH THIS SECTION 15, BOTH PARTIES EXPECT TO GAIN THE BENEFITS OF A SPEEDY, ECONOMICAL, IMPARTIAL DISPUTE-RESOLUTION PROCEDURE. THEREFORE, THE PARTIES AGREE AS FOLLOWS:

a.             THIS SECTION 15 SHALL APPLY TO ALL DISPUTES OR CONTROVERSIES, WHETHER OR NOT ARISING OUT OF EMPLOYEE’S EMPLOYMENT (OR TERMINATION OF THAT EMPLOYMENT), THAT COMPANY MAY HAVE AGAINST EMPLOYEE, OR THAT EMPLOYEE MAY HAVE AGAINST COMPANY OR AGAINST (AS APPLICABLE) ITS PAST OR PRESENT OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, EMPLOYEES, ADVISORS OR AGENTS (COLLECTIVELY, “CLAIMS”), EXCEPT FOR INJUNCTIVE RELIEF TO BE PURSUED

BY COMPANY PURSUANT TO SECTION (b) BELOW. THE CLAIMS INCLUDE, BUT ARE NOT LIMITED TO, CONTROVERSIES RELATING TO: COMPENSATION OR BENEFITS, BREACH OF ANY CONTRACT, TORTS, DISCRIMINATION UNDER STATE, FEDERAL OR LOCAL LAW, AND VIOLATION OF ANY FEDERAL, STATE, OR OTHER GOVERNMENTAL LAW, STATUTE, REGULATION, OR ORDINANCE. HOWEVER, THIS SECTION 15 SHALL NOT APPLY TO ANY CLAIM: (I) FOR WORKERS’ COMPENSATION OR UNEMPLOYMENT BENEFITS; OR (II) BY COMPANY FOR INJUNCTIVE AND/OR OTHER EQUITABLE RELIEF FOR UNFAIR COMPETITION AND/OR THE USE AND/OR UNAUTHORIZED DISCLOSURE OF TRADE SECRETS OR CONFIDENTIAL INFORMATION, INCLUDING BUT NOT LIMITED TO, MATTERS DESCRIBED IN SECTIONS 6 AND 11 ABOVE. WITH RESPECT TO MATTERS REFERRED TO IN THE FOREGOING SUB-PARAGRAPH (II), COMPANY MAY SEEK AND OBTAIN INJUNCTIVE RELIEF IN COURT, AND THEN PROCEED WITH ARBITRATION UNDER THIS SECTION 15.

b.             EXCEPT AS SET FORTH IN THIS AGREEMENT, THE SOLE AND EXCLUSIVE METHOD TO RESOLVE ANY CLAIM IS ARBITRATION AS PROVIDED IN THIS SECTION 15 AND THE PARTIES EACH WAIVE THEIR RIGHT TO COMMENCE AN ACTION IN ANY COURT TO RESOLVE A CLAIM. EXCEPT WITH RESPECT TO INJUNCTIVE RELIEF SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, NEITHER PARTY SHALL INITIATE OR PROSECUTE ANY LAWSUIT IN ANY WAY RELATED TO ANY CLAIM COVERED BY THIS SECTION 15.

c.             A CLAIM MUST BE PROCESSED IN THE MANNER SET FORTH BELOW.

(i)            WRITTEN NOTICE OF DESIRE TO ARBITRATE SHALL DESCRIBE THE FACTUAL BASIS OF ALL CLAIMS ASSERTED, AND SHALL BE SENT TO THE OTHER PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. WRITTEN NOTICE TO EMPLOYEE WILL BE MAILED TO EMPLOYEE’S ADDRESS AS IT APPEARS IN COMPANY’S RECORDS. WRITTEN NOTICE TO COMPANY, OR ITS OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, SHALL BE SENT TO THE COMPANY AT COMPANY’S PRINCIPAL EXECUTIVE OFFICE. IF WRITTEN NOTICE OF INTENTION TO ARBITRATE IS NOT GIVEN WITHIN THE APPLICABLE TIME PERIOD, THE PARTY WHO FAILED TO GIVE NOTICE WILL BE DEEMED TO HAVE WAIVED THE RIGHT TO

FURTHER CONTEST THE MATTER, AND WILL BE DEEMED TO HAVE ACCEPTED THE OTHER PARTY’S LAST STATED POSITION ON THE CLAIM.

(ii)           THE ARBITRATION SHALL BE CONDUCTED IN ACCORDANCE WITH THE THEN-CURRENT MODEL EMPLOYMENT ARBITRATION PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) BEFORE A SINGLE ARBITRATOR. THE ARBITRATION SHALL TAKE PLACE IN OR NEAR THE CITY IN WHICH EMPLOYEE IS OR WAS LAST WORKING WITH COMPANY.

(A)          THE ARBITRATOR SHALL BE SELECTED IN THE FOLLOWING MANNER. THE AAA SHALL GIVE EACH PARTY A LIST OF AT LEAST SIX ARBITRATORS DRAWN FROM ITS PANEL OF LABOR AND EMPLOYMENT ARBITRATORS. EACH SIDE MAY STRIKE ALL NAMES ON THE LIST IT DEEMS UNACCEPTABLE. IF ONLY ONE COMMON NAME REMAINS ON THE LISTS OF ALL PARTIES, THAT INDIVIDUAL SHALL BE THE ARBITRATOR. IF MORE THAN ONE COMMON NAME REMAINS ON THE LISTS OF ALL PARTIES, THE PARTIES SHALL STRIKE NAMES ALTERNATELY UNTIL ONLY ONE REMAINS. IF NO COMMON NAME REMAINS ON THE LISTS OF ALL PARTIES, THE AAA SHALL FURNISH ONE ADDITIONAL LIST, AND THE ABOVE PROCEDURE WILL BE UTILIZED. IF NO ARBITRATOR IS DESIGNATED FROM THE SECOND LIST, THE PROCEDURE OF THE AAA RULES WILL BE UTILIZED TO SELECT THE ARBITRATOR. IN NO EVENT WILL THE ARBITRATOR BE THEN AFFILIATED IN ANY MANNER WITH A COMPETITOR OF THE COMPANY.

(B)           ANY PARTY MAY BE REPRESENTED BY AN ATTORNEY OR OTHER REPRESENTATIVE SELECTED BY THE PARTY.

(C)           EACH PARTY SHALL HAVE THE RIGHT TO TAKE DEPOSITIONS OF INDIVIDUALS AND ANY EXPERT WITNESSES DESIGNATED BY ANOTHER PARTY. EACH PARTY ALSO SHALL HAVE THE RIGHT TO MAKE REQUESTS FOR PRODUCTION OF DOCUMENTS TO ANY PARTY. ADDITIONAL DISCOVERY MAY BE HAD ONLY

WHERE THE ARBITRATOR SO ORDERS, UPON A SHOWING OF SUBSTANTIAL NEED. ALL ISSUES RELATED TO DISCOVERY WILL BE RESOLVED BY THE ARBITRATOR.

(D)          AT LEAST 14 DAYS BEFORE THE ARBITRATION, THE PARTIES MUST EXCHANGE LISTS OF WITNESSES, INCLUDING ANY EXPERT, AND COPIES OF ALL EXHIBITS INTENDED TO BE USED AT THE ARBITRATION.

(iii)          THE ARBITRATOR WILL HAVE NO AUTHORITY TO:  ADOPT NEW COMPANY POLICIES OR PROCEDURES,  MODIFY THIS SECTION 15 OR EXISTING COMPANY POLICIES, PROCEDURES, WAGES OR BENEFITS, OR IN THE ABSENCE OF A WRITTEN WAIVER PURSUANT TO PARAGRAPH (ix) BELOW, HEAR OR DECIDE ANY MATTER THAT WAS NOT PROCESSED IN ACCORDANCE WITH THIS SECTION 15. THE ARBITRATOR SHALL HAVE EXCLUSIVE AUTHORITY TO RESOLVE ANY CLAIM, INCLUDING, BUT NOT LIMITED TO, A DISPUTE RELATING TO THE INTERPRETATION, APPLICABILITY, ENFORCEABILITY OR FORMATION OF THIS SECTION 15, OR ANY CONTENTION THAT ALL OR ANY PART OF THIS SECTION 15 IS VOID OR VOIDABLE. THE ARBITRATOR WILL HAVE THE AUTHORITY TO AWARD ANY FORM OF REMEDY OR DAMAGES THAT WOULD BE AVAILABLE IN A COURT.

(iv)          COMPANY SHALL PAY REASONABLE AND NECESSARY FEES OF THE AAA AND THE ARBITRATOR. THE PARTIES WILL PAY THEIR OWN ATTORNEYS’ FEES AND EXPENSES ASSOCIATED WITH THE ARBITRATION.

(v)           EITHER PARTY, IN ITS SOLE DISCRETION, MAY, IN WRITING, WAIVE, IN WHOLE OR IN PART, THE OTHER’S FAILURE TO FOLLOW ANY TIME LIMIT OR OTHER REQUIREMENT SET FORTH IN THIS SECTION 15.

(vi)          TO THE EXTENT PERMITTED BY LAW, EMPLOYEE AGREES NOT TO INITIATE OR PROSECUTE AGAINST COMPANY ANY ADMINISTRATIVE ACTION (OTHER THAN AN ADMINISTRATIVE CHARGE OF DISCRIMINATION) IN ANY WAY RELATED TO ANY CLAIM COVERED BY THIS SECTION 15.

(vii)         THE ARBITRATION WILL BE CONDUCTED IN PRIVATE, AND WILL NOT BE OPEN TO THE PUBLIC OR THE MEDIA. THE TESTIMONY AND OTHER EVIDENCE PRESENTED, AND THE RESULTS OF THE ARBITRATION, UNLESS OTHERWISE AGREED TO BY BOTH PARTIES, ARE CONFIDENTIAL AND MAY NOT BE MADE PUBLIC OR REPORTED BY ANY NEWS AGENCY OR LEGAL PUBLISHER OR SERVICE.

(viii)        THE ARBITRATOR SHALL RENDER A WRITTEN DECISION AND AWARD (THE “AWARD”), WHICH SHALL SET FORTH THE FACTS AND REASONS THAT SUPPORT THE AWARD. THE AWARD SHALL BE FINAL AND BINDING ON COMPANY AND EMPLOYEE AND SHALL BE ENTERED IN A COURT OF COMPETENT JURISDICTION.

16.          SEVERABILITY AND REFORMATION. Subject to the reformation provision in Section 13, if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Employee or the Company under this Agreement would not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Employee hereby request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 16.

17.          HEADINGS, GENDER, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words shall refer to this entire Agreement.

18.          GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY

PRINCIPLE OF CONFLICT OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

19.          SURVIVAL. Employee’s termination from employment, for whatever reason, shall not reduce or terminate Employee’s or the Company’s covenants and agreements set forth herein.

20.          NOTICES. Any notice necessary under this Agreement shall be in writing and shall be considered delivered three days after mailing if sent certified mail, return receipt requested, or when received, if sent by telecopy, prepaid courier, express mail or personal delivery to the following addresses:

If to the Company:	Heelys, Inc.
3200 Belmeade Dr., Suite 100
Carrollton, Texas 75006
Telecopy: (214) 390-1661
Attention: Chairman of the Board

If to the Employee:	Charles D. Beery
3200 Belmeade Dr.,- Suite 100
Carrollton, Texas 75006
Telecopy: 214-390-1661

21.          ATTORNEYS’ FEES. The prevailing party in any legal proceedings brought by or against the other party to enforce any provision of this Agreement shall be entitled to recover against the non-prevailing party the reasonable attorneys’ fees, court costs, arbitration fees and other expenses incurred by the prevailing party. This Section shall not apply to arbitration, which is governed by Section 15(c)(viii).

22.          ENTIRE AGREEMENT. This Agreement, including the Recitals and introductions and all Exhibits referred to, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. Employee acknowledges and agrees that there is no oral or other agreement between the Company and Employee relating to the employment relationship which has not been incorporated in this Agreement.

23.          NO WAIVER. The forebearance or failure of one of the parties hereto to insist upon strict compliance by the other with any provisions of this Agreement, whether continuing or not, shall not be construed as a waiver of any rights or privileges hereunder. No waiver of any right or privilege of a party arising from any default or failure hereunder of performance by the other shall affect such party’s rights or privileges in the event of a further default or failure of performance.

24.          ASSIGNMENT. This Agreement may not be assigned by the Company without the Employee’s approval, but no approval shall be required for the Company to assign this Agreement to any affiliate or successor in interest to the Company’s business or in connection with a Change of Control. This Agreement may not be assigned by Employee. Any assignment made by either party in contravention of this Section shall be null and void for all purposes.

25.          BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

26.          MODIFICATION. This Agreement may be modified only by a written agreement signed by both parties. Any such written modification must be authorized by the Board of Directors of the Company.

27.          COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all of which together shall constitute one and the same Agreement.

28.          CODE §409A COMPLIANCE.   It is the intention of the Company and Employee that this Agreement not result in unfavorable tax consequences to Employee under Code §409A.  The Company and Employee acknowledge that only limited guidance has been issued by the Internal Revenue Service with respect to the application of Code §409A to certain arrangements, such as this Agreement. It is expected by the Company and Employee that the Internal Revenue Service will provide further guidance regarding the interpretation and application of Code §409A in connection with finalizing its current proposed regulations. The Company and Employee acknowledge further that the full effect of Code §409A on potential payments pursuant to this Agreement cannot be determined at the time that the Company and Employee are entering into this Agreement. The Company and Employee agree to work together in good faith in an effort to comply with Code §409A including, if necessary, amending the Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that neither party shall be required to assume an economic burden beyond what is already required by this Agreement.

 IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

HEELING SPORTS LIMITED		EMPLOYEE

By:	HEELING MANAGEMENT CORP.,
	its sole general partner	Charles D. Beery

By:
Title:

Exhibit 1

Salary and Benefits

Reference Section 4, part a.

1.               Salary to be $11,603 per month - $139,236 per year.

2.               Bonus Plan:  An Annual Bonus amount as determined by the Company’s Compensation Committee and for purposes of such Bonus Plan, Employee’s “Target” amount is 20% of Employee’s then current base salary.

3.               Commission Override:  Employee will be entitled to receive a commission override of up to .5% of all of the Company’s net sales, all as determined by the Company’s Compensation Committee on an annual basis. The percentage amount of the commission override and the net sales included and excluded from the commission override shall be determined by the Company’s Compensation Committee on an annual basis.

Reference Section 4, part b.

1.               Employee to receive four weeks paid vacation each calendar year.

2.               Employee to receive life, medical and dental insurance through the plan adopted by the Company for its full time employees.

3.               Employee shall be entitled to participate in a 401(k) plan adopted by the Company for its full time employees, including any matching arrangements in effect from time to time.